                                               Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-96635

Prospectus Supplement
March 6, 2003
(To Prospectus dated October 8, 2002)

                                 $200,000,000

                        [LOGO] ANHEUSER BUSCH Companies

                         4.50% Notes Due April 1, 2018

                           -------------------------

    The Notes will bear interest at the rate of 4.50% per year. Interest on the Notes is payable on April 1 and October 1 of each year, beginning on October 1, 2003. The Notes will mature on April 1, 2018. We may redeem some or all of the Notes at any time, or from time to time, at a price equal to 100% of the principal amount of the Notes plus a make-whole premium. The redemption price is discussed under the caption "Description of the Notes--Optional Redemption" beginning on page S-3.

    The Notes will be unsecured and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.

                           -------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           -------------------------

                                                    Per
                                                    Note      Total
                                                   ------  ------------
        Public Offering Price (1)................. 98.994% $197,988,000
        Underwriting Discount.....................  0.750% $  1,500,000
        Proceeds to Anheuser-Busch Companies, Inc. 98.244% $196,488,000

--------
(1) Plus accrued interest from March 11, 2003, if settlement occurs after this date.

                           -------------------------

    We do not currently intend to list the Notes on any securities exchange. Currently, there is no public market for the Notes.

                           -------------------------

    The underwriters are offering the Notes subject to various conditions. The underwriters expect to deliver the Notes in book-entry form through the facilities of The Depository Trust Company on or about March 11, 2003.

                           -------------------------

                          Joint Book-Running Managers

UBS Warburg                                                Salomon Smith Barney

                           -------------------------

Banc of America Securities LLC
                   Banc One Capital Markets, Inc.
                                  JPMorgan
                                                     SunTrust Robinson Humphrey

     You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date on the front of this Prospectus Supplement or, with respect to information incorporated by reference, as of the date of that information.

                            -------------------------


                                TABLE OF CONTENTS

                              Prospectus Supplement



                                                                            Page
                                                                            ----
Description of the Notes ...............................................     S-3
Underwriting ...........................................................     S-4
Legal Opinions .........................................................     S-5

                                   Prospectus

Table of Contents ......................................................       2
Where You Can Find More Information ....................................       2
Information about Anheuser-Busch .......................................       3
Use of Proceeds ........................................................       3
Description of the Debt Securities .....................................       4
Book-Entry Debt Securities .............................................      10
Plan of Distribution ...................................................      11
Legal Opinion ..........................................................      11
Experts ................................................................      11
Recent Developments ....................................................      12

                            DESCRIPTION OF THE NOTES

     We will issue the Notes under an Indenture dated as of July 1, 2001 (the "Indenture") between us and JPMorgan Chase Bank (formerly The Chase Manhattan
Bank), as Trustee. Information about the Indenture is in the accompanying Prospectus under "Description of the Debt Securities".

     The interest rate on the Notes will be 4.50% per year, accruing from March 11, 2003. We will pay interest on April 1 and October 1 of each year, starting October 1, 2003. We will pay interest to the persons in whose names the Notes are registered at the close of business on the March 15 or September 15 preceding the payment date.

     We will issue the Notes in book-entry form, as a single global note registered in the name of the nominee of The Depository Trust Company, which will act as Depositary, or in the name of the Depositary. Beneficial interests in book-entry notes will be shown on, and transfers thereof will be made only through, records maintained by the Depositary and its participants. Except as described in the Prospectus under "Book-Entry Debt Securities," owners of beneficial interests in a global note will not be entitled to receive physical delivery of certificates for the Notes.

Optional Redemption

     We may redeem the Notes, in whole or in part, at our option at any time at a redemption price equal to the greater of (a) 100% of the principal amount of such Notes and (b) as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 25 basis points plus, in each case, accrued interest thereon to the date of redemption.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Quotation Agent obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Quotation Agent" means the Reference Treasury Dealer appointed by us.

     "Reference Treasury Dealer" means (a) Banc of America Securities LLC, Banc One Capital Markets, Inc., J.P. Morgan Securities Inc., Salomon Smith Barney Inc., UBS Warburg LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer; and (b) any other Primary Treasury Dealer we select.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the

Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

     The Notes will not be subject to any sinking fund.

Same-Day Settlement and Payment

     The Notes will trade in the Depositary's same-day funds settlement system until maturity or until we issue the Notes in definitive form. The Depositary will therefore require secondary market trading activity in the Notes to settle in immediately available funds.

Governing Law

     The Notes will be governed by and construed in accordance with the laws of the State of New York.

Additional Notes

     We may elect to issue additional Notes under the Indenture which would be considered part of the same issue as the Notes. If we do so, those securities would have the same interest rate as the Notes, the same maturity date and the same payment terms as the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated October 28, 2002, the underwriters named below, for whom UBS Warburg LLC and Salomon Smith Barney Inc. are acting as joint book-running managers, have severally agreed to purchase, and we have agreed to sell to such underwriters, the principal amount of Notes set forth opposite the names of such underwriters.

                                                                Principal Amount
Underwriter                                                        of Notes
-----------                                                        --------
UBS Warburg LLC.                                                 $ 64,000,000
Salomon Smith Barney Inc.                                          64,000,000
Banc of America Securities LLC                                     18,000,000
Banc One Capital Markets, Inc.                                     18,000,000
J.P. Morgan Securities Inc.                                        18,000,000
SunTrust Capital Markets, Inc.                                     18,000,000
                                                                 ------------
                                                                 $200,000,000
                                                                 ============

     The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

     The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and some of the Notes to certain dealers at the public offering price less a concession not in excess of 0.45% of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the Notes on sales to certain other dealers. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed.

     The Notes are a new issue of securities with no established trading market. We do not currently intend to apply for the listing of the Notes on any securities exchange or for quotation of the Notes in any dealer quotation system. We have been advised by the underwriters that one or more of them intends to make a market in the Notes, but the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. We can give no assurance as to the liquidity of the trading market for the Notes.

     We estimate that we will spend approximately $150,000 for printing, rating agency fees, registration fees, Trustee's fees, legal fees and other expenses of the offering. The underwriters have agreed to make a payment to us of $200,000, which is in excess of the direct expenses incurred by us in connection with this offering.

     In connection with this offering, UBS Warburg LLC and Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when UBS Warburg LLC or Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchase Notes originally sold by that syndicate member.

     Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     We entered into an interest rate derivative transaction with an affiliate of UBS Warburg LLC relating to a government security which served as the reference interest rate for the Notes.

     In the ordinary course of their respective businesses, certain of the underwriters and the Trustee and some of their respective affiliates have performed and may in the future perform various financial advisory, commercial banking and investment banking services for us from time to time, for which they have received or will receive customary fees. Affiliates of the underwriters and the Trustee are lenders under our bank credit agreement.

                                 LEGAL OPINIONS

     Prior to the delivery of the Notes, Armstrong Teasdale LLP, St. Louis, Missouri, as our counsel, will issue an opinion as to the legality of the Notes and certain other matters, and Cahill Gordon & Reindel, New York, New York, will issue an opinion to the underwriters as to the legality of the Notes and certain other matters.

PROSPECTUS

                                $1,000,000,000

                        [LOGO] ANHEUSER BUSCH Companies

                                Debt Securities

                        -------------------------------

   This Prospectus describes Debt Securities which Anheuser-Busch Companies, Inc. may issue and sell at various times. More detailed information is under "Description of Securities."

   . The Debt Securities may be debentures, notes or other unsecured evidences of indebtedness.

   .  We may issue them in one or several series.

   . The total principal amount of the Debt Securities to be issued under this Prospectus will not exceed $1,000,000,000 (or the equivalent amount in other currencies).

   . We will determine the terms of each series of Debt Securities (interest rates, maturity, redemption provisions and other terms) at the time of sale, and we will specify the terms in a Prospectus Supplement which we will deliver together with this Prospectus at the time of the sale.

   We may sell Debt Securities directly to investors or through underwriters, dealers or agents. More information about the way we will distribute the Debt Securities is under the heading "Plan of Distribution." Information about the underwriters or agents who will participate in any particular sale of Debt Securities will be in the Prospectus Supplement relating to that series of Debt Securities.

   Our principal office is at One Busch Place, St. Louis, Missouri 63118, and our telephone number is (314) 577-2000.

                        -------------------------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is October 8, 2002.

     We have not authorized anyone to give any information or to make any representations concerning the offering of the Debt Securities except those which are in this Prospectus, the Prospectus Supplement which is delivered with this Prospectus, or which are incorporated by reference into this Prospectus or Prospectus Supplement. If anyone gives any other information or representation, you should not rely on it. This Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Debt Securities which are referred to in the Prospectus Supplement. This Prospectus is not an offer to sell or a solicitation of an offer to buy Debt Securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this Prospectus, or any sale of Debt Securities, as an indication that there has been no change in our affairs since the date of this Prospectus. You should also be aware that information in this Prospectus may change after this date.

                                TABLE OF CONTENTS

Where You Can Find More Information ........................................   2
Information About Anheuser-Busch ...........................................   3
Use of Proceeds ............................................................   3
Description of The Debt Securities .........................................   4
   General .................................................................   4
   Payments on Debt Securities; Transfers ..................................   5
   Form and Denominations ..................................................   5
   Certain Restrictions ....................................................   5
   Modification or Amendment of the Indenture ..............................   7
   Defeasance ..............................................................   8
   Events of Default, Notice and Waiver ....................................   8
   Regarding the Trustee ...................................................   9
Book-Entry Debt Securities .................................................  10
Plan of Distribution .......................................................  11
Legal Opinion ..............................................................  11
Experts ....................................................................  11
Recent Developments ........................................................  12

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's Internet website at http://www.sec.gov. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.

     The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Debt Securities.

          . Our Annual Report on Form 10-K for the year ended December 31, 2001, as amended by Forms 10-K/A filed with the SEC on July 26, 2002 and September 27, 2002.

          . Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002.

          . Our Current Reports on Form 8-K dated June 25, 2002 and August 9, 2002.

     You may receive a copy of any of these filings, at no cost, by writing or telephoning the Corporate Secretary, Anheuser-Busch Companies, Inc., One Busch Place, St. Louis, Missouri 63118, telephone 314-577-2000.

     We have filed with the SEC a Registration Statement to register the Debt Securities under the Securities Act of 1933. This Prospectus omits certain information contained in the Registration Statement, as permitted by SEC rules. You may obtain copies of the Registration Statement, including exhibits, as noted in the first paragraph above.

                        INFORMATION ABOUT ANHEUSER-BUSCH

     Anheuser-Busch Companies, Inc. ("Anheuser-Busch") is a Delaware corporation that was organized in 1979 as the holding company parent of Anheuser-Busch, Incorporated ("ABI"), a Missouri corporation whose origins date back to 1875. In addition to ABI, which is the world's largest brewer of beer, we are also the parent corporation to a number of subsidiaries that conduct various other business operations, including those related to the production and acquisition of brewing raw materials, the manufacture and recycling of aluminum beverage containers and the operation of theme parks.

     These are our most important subsidiaries:

          . ABI produces and distributes beer in a variety of containers primarily under the brand names Budweiser, Bud Light, Bud Dry, Bud Ice, Bud Ice Light, Michelob, Michelob Light, Michelob Golden Draft, Michelob Golden Draft Light, Michelob Black & Tan Lager, Michelob Amber Bock, Michelob Honey Lager, Michelob Hefe-Weizen, Michelob Marzen, Busch, Busch Light, Busch Ice, Natural Light, Natural Ice, King Cobra, Red Wolf Lager, ZiegenBock Amber, Hurricane Malt Liquor, Hurricane Ice, Pacific Ridge Ale, "Doc's" Hard Lemon, "Doc's" Hard Apple, Killarney's, Tequiza, Killarney's Pub Draft and Red Label. ABI's products also include three non-alcohol malt beverages, O'Doul's, Busch NA and O'Doul's Amber.

          . Anheuser-Busch International, Inc. brews and distributes ABI's products in 29 European countries and sells under import-distribution agreements in more than 80 countries and U.S. territories and to the U.S. military and diplomatic corps outside the continental United States. Through subsidiaries, it owns breweries in the United Kingdom and China. Our products are also brewed under license or contract brewing arrangements in Argentina, Canada, Ireland, Italy, Japan, Korea, the Philippines and Spain. We have equity investments or joint ventures with brewers in Argentina, Chile and Mexico.

          . Metal Container Corporation manufactures beverage cans at eight plants and beverage can lids at three plants for sale to ABI and to soft drink and export customers. Anheuser-Busch Recycling Corporation recycles aluminum cans at one plant. Precision Printing and Packaging, Inc. manufactures metalized and paper labels.

          . Busch Entertainment Corporation ("BEC") owns, directly and through subsidiaries, theme parks and entertainment facilities. BEC operates Busch Gardens theme parks in Tampa, Florida and Williamsburg, Virginia and Sea World theme parks in Orlando, Florida, San Antonio, Texas and San Diego, California and its newest park, Discovery Cove, in Orlando, Florida. BEC also operates water park attractions in Tampa, Florida (Adventure Island) and Williamsburg, Virginia (Water Country, U.S.A.) and an educational play park for children near Philadelphia, Pennsylvania (Sesame Place).

                                 USE OF PROCEEDS

     Unless we indicate otherwise in the Prospectus Supplement which accompanies this Prospectus, we intend to add the net proceeds from the sale of the Debt Securities to our general funds. We expect to use the proceeds for general corporate purposes, including working capital, capital expenditures and repayment of borrowings. Before we use the proceeds for these purposes, we may invest them in short-term investments.

                       DESCRIPTION OF THE DEBT SECURITIES

     This section describes some of the general terms of the Debt Securities. The Prospectus Supplement describes the particular terms of the Debt Securities we are offering. The Prospectus Supplement also indicates the extent, if any, to which these general provisions may not apply to the Debt Securities being offered. If you would like more information on these provisions, you may review the Indenture which is filed as an exhibit to the Registration Statement which is filed with the SEC. See "Where You Can Find More Information."

     We will issue the Debt Securities either under the Indenture dated as of July 1, 2001 between us and JPMorgan Chase Bank, formerly The Chase Manhattan Bank, as Trustee, or under a separate, substantially identical indenture to be entered into between us and a new trustee. We are summarizing certain important provisions of the Debt Securities and the Indenture. This is not a complete description of the important terms. You should refer to the specific terms of the Indenture for a complete statement of the terms of the Indenture and the Debt Securities. When we use capitalized terms which we do not define here, those terms have the meanings given in the Indenture. When we use references to Sections, we mean Sections in the Indenture.

General

     The Debt Securities will be senior unsecured obligations of Anheuser-Busch.

     The Indenture does not limit the amount of Debt Securities that we may issue under the Indenture, nor does it limit other debt that we may issue. We may issue the Debt Securities at various times in different series and issues, each of which may have different terms. The word "issue" means, for any series of Debt Securities, that the securities have the same original issue date or date from which interest starts to accrue, the same maturity date and the same interest rate and other payment terms or that the Company has otherwise designated securities as part of the same issue. Unless we indicate otherwise in the Prospectus Supplement for any series or issue, we may treat a subsequent offering of Debt Securities as a part of the same issue as that series or issue.

     The Prospectus Supplement relating to the particular series of Debt Securities we are offering includes the following information concerning those Debt Securities:

          .    The title of the Debt Securities.

          .    The total principal amount of the series or issue of Debt
               Securities.

          . The date on which the principal and interest will be paid, the rights we or the holders may have to extend the maturity of the Debt Securities and any rights the holders may have to require payment of the Debt Securities at any time.

          . The interest rate on the Debt Securities. We may specify a fixed rate or a variable rate, or a rate to be determined under procedures we will describe in the Prospectus Supplement, and the interest rate may be subject to adjustment.

          . The dates on which we will pay interest on the Debt Securities and the regular record dates for determining the holders who are entitled to receive the interest payments.

          . Where payments on the Debt Securities will be made, if it is other than the office mentioned under "Payments on Debt Securities" below.

          . If applicable, the prices at which we may redeem all or a part of the Debt Securities and the time periods during which we may make the redemptions. The redemptions may be made under a sinking fund or otherwise.

          . Any obligation we may have to redeem, purchase or repay any of the Debt Securities under a sinking fund or otherwise or at the option of the holder, and the prices, time periods and other terms which would apply.

          . Any additional Events of Default or covenants that will apply to the Debt Securities.

          . The amounts we would be required to pay if the maturity of the Debt Securities is accelerated, if it is less than the principal amount.

          . If we will make payments on the Debt Securities in any currency other than U.S. dollars, the currencies in which we will make the payments.

          . If applicable, the terms under which we or a holder may elect that payments on the Debt Securities be made in a currency other than U.S. dollars.

          . If amounts payable on the Debt Securities may be determined by a currency index, information on how the payments will be determined.

          .    Any other special terms that may apply to the Debt Securities.

Payments on Debt Securities; Transfers

     We will make payments on the Debt Securities to the persons in whose names the securities are registered at the close of business on the record date for the interest payments. As explained under "Book-Entry Securities" below, The Depository Trust Company or its nominee will be the initial registered holder unless the Prospectus Supplement provides otherwise.

     Unless we indicate otherwise in the Prospectus Supplement, we will make payments on the Debt Securities at the Trustee's office. For JPMorgan Chase Bank, the office is now its Corporate Trust Office, 450 West 33rd Street, New York, New York 10001. In the case of any other Trustee, we will specify the office and address in the Prospectus Supplement or in an attachment thereto. Transfers of Debt Securities can be made at the same offices. (Sections 202, 301, 306 and 1002)

Form and Denominations

     Unless we otherwise indicate in the Prospectus Supplement:

          . We will only issue the Debt Securities of each series or issue in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

          . We will not charge any fee to register any transfer or exchange of the Debt Securities, except for taxes or other governmental charges, if any. (Section 306)

Certain Restrictions

     Creation of Secured Indebtedness

     Under the Indenture, we and our Restricted Subsidiaries (defined below) may not create, assume, guarantee or permit to exist any indebtedness for borrowed money which is secured by a pledge of, or a mortgage or lien on, any of our Principal Plants (defined below) or on any of our Restricted Subsidiaries' capital stock, unless we also provide equal and ratable security for the Debt Securities. A "Restricted Subsidiary" is a Subsidiary which owns or operates a Principal Plant, unless it is incorporated or has its principal place of business outside the United States, and any other subsidiary which we elect to treat as a Restricted Subsidiary. A "Principal Plant" is a brewery, or a manufacturing, processing or packaging plant located in the United States, but does not include a plant which we determine is not of material importance to the total business conducted by us and our Subsidiaries, any plant which we determine is used primarily for transportation, marketing or warehousing or at our option any plant that does not constitute part of the brewing operations of the Company and has a net book value of not more than $100,000,000.

     This restriction does not apply to:

          .    purchase money liens,

          . liens existing on property when we acquire it or securing indebtedness which we use to pay the cost of acquisition or construction or to reimburse us for that cost,

          . liens on property of a Restricted Subsidiary at the time it becomes a Restricted Subsidiary,

          . liens to secure the cost of development or construction of property, or improvements of property, and which are released or satisfied within 120 days after completion of the development or construction,

          . liens in connection with the acquisition or construction of Principal Plants or additions thereto financed by tax-exempt securities,

          . liens securing indebtedness owing to us or to a Restricted Subsidiary by a Restricted Subsidiary,

          .    liens existing at July 1, 2001 (the date of the Indenture),

          . liens required in connection with state or local governmental programs which provide financial or tax benefits, as long as substantially all of the obligations secured are in lieu of or reduce an obligation that would have been secured by a lien permitted under the Indenture,

          . extensions, renewals or replacements of the liens referred to above, or

          . in connection with sale-leaseback transactions permitted under the Indenture. (Section 1006(a))

     There is an additional exception as described below under "10% Basket Amount."

     If we become obligated to provide security for the Debt Securities as described above, we would also be required to provide comparable security for most of our other outstanding long-term indebtedness.

     Sale-Leaseback Financings

     Under the Indenture, neither we nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving a Principal Plant, except a sale by a Restricted Subsidiary to us or another Restricted Subsidiary or a lease not exceeding three years, by the end of which we intend to discontinue use of the property, and except for any transaction with a local or state authority that provides financial or tax benefits, unless:

          . the net proceeds of the sale are at least equal to the fair market value of the property, and

          . within 120 days of the transfer, or two years if we hold the net proceeds of the sale in cash or cash equivalents, we repay Funded Debt (defined below) and/or make expenditures for the expansion, construction or acquisition of a Principal Plant at least equal to the net proceeds of the sale. (Section 1007)

     There is an additional exception as described below under "10% Basket Amount."

     Limitation on Funded Debt of Restricted Subsidiaries

     We may not permit any Restricted Subsidiary to create, assume or permit to exist any Funded Debt other than:

          . Funded Debt secured by a mortgage, pledge or lien which is permitted under the provisions described above under "Creation of Secured Indebtedness,"

          .    Funded Debt owed to us or any Restricted Subsidiary,

          . Funded Debt of a corporation existing at the time it becomes a Restricted Subsidiary,

          . Funded Debt created in connection with, or with a view to, compliance with the requirements of any program, law, statute or regulation of any federal, state or local governmental authority and applicable to the Restricted Subsidiary and providing financial or tax benefits to the Restricted Subsidiary, and

          . guarantees existing at July 1, 2001 (the date of the Indenture). (Section 1008(a))

     There is an additional exception as described below under "10% Basket Amount."

     "Funded Debt" means all of our indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than twelve months from the date of determination or having a maturity of less than twelve months but by its terms being renewable or extendible beyond twelve months at our option, subject only to conditions which we are then capable of fulfilling, and direct guarantees of similar indebtedness for money borrowed of others and any other indebtedness we classify as long-term indebtedness in our financial statements, except that Funded Debt does not include:

          .    Any indebtedness of a person held in treasury by that person, or

          . Any indebtedness with respect to which sufficient money has been deposited or set aside to pay the indebtedness, or

          .    Any amount representing capitalized lease obligations, or

          . Any indirect guarantees or other contingent obligations in respect of indebtedness of other persons, or

          . Any guarantees with respect to lease or other similar periodic payments to be made by other persons.

     10% Basket Amount

     In addition to the exceptions described above under "Creation of Secured Indebtedness," "Sale-Leaseback Financings" and "Limitation on Funded Debt of Restricted Subsidiaries," the Indenture allows additional secured indebtedness, additional sale-leaseback financings and additional Funded Debt of Restricted Subsidiaries as long as the total of the additional indebtedness and Funded Debt and the fair market value of the property transferred in the additional sale-leaseback financings does not exceed 10% of our Net Tangible Assets. "Net Tangible Assets" means our total assets including those of our subsidiaries after deducting current liabilities (except for those which are Funded Debt) and goodwill, trade names, trademarks, patents, unamortized debt discount and expense, organization and developmental expenses and other like segregated intangibles. Deferred income taxes, deferred investment tax credit or other similar items will not be considered as a liability or as a deduction from or adjustment to total assets. (Sections 1006(d), 1007(c) and 1008(b))

     Merger

     We may consolidate with or merge into any other corporation or transfer or lease our properties and assets substantially as an entirety as long as we meet certain conditions, including the assumption of the securities by any successor corporation. (Section 801) The Company is not restricted from transferring its aluminum can manufacturing business and related operations.

Modification or Amendment of the Indenture

     We may modify and amend the Indenture if the holders of a majority in principal amount of the outstanding Debt Securities affected by the modification or amendment consent, except that no supplemental indenture may reduce the principal amount of or interest or premium payable on any Debt Security, change the maturity date or dates of principal payments, the interest payment dates or other terms of payment, or reduce the percentage of holders necessary to approve a modification or amendment of the Indenture, without the consent of each holder of outstanding Debt Securities affected by the supplemental indenture. (Section
902)

     We and the Trustee may amend the Indenture without the holders' consent for certain specified purposes, including any change which, in our counsel's opinion, does not materially adversely affect the holders' interests. (Section
901)

Defeasance

     The Indenture includes provisions allowing defeasance of the Debt Securities of any series. In order to defease Debt Securities, we would deposit with the Trustee or another trustee money or U.S. Government Obligations sufficient to make all payments on those Debt Securities. If we make a defeasance deposit with respect to your Debt Securities, we may elect either:

          . to be discharged from all of our obligations on your Debt Securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust; or

          . to be released from our restrictions described above relating to liens, sale-leaseback transactions and Funded Debt of Restricted Subsidiaries.

     To establish the trust, we must deliver to the Trustee an opinion of our counsel that the holders of the Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Article Thirteen)

Events of Default, Notice and Waiver

     An Event of Default in respect of any issue of Debt Securities means:

          .    default for 30 days in any payment of interest,

          . default in payment of principal or premium at maturity, or default in payment of any required redemption or sinking fund amount which continues for 30 days,

          . default in performance of or breach of any covenant in the Indenture which applies to the issue which continues for 90 days after notice to us by the Trustee or by the holders of 25% in principal amount of the outstanding Debt Securities of the affected issues, and

          . certain events of our bankruptcy, insolvency and reorganization. (Section 501)

     If an Event of Default occurs and is continuing in respect of one or more issues, either the Trustee or the holders of 25% in principal amount of the outstanding Debt Securities of those issues may declare the principal of and accrued interest, if any, on all securities of those issues to be due and payable. If other specified Events of Default occur and are continuing, either the Trustee or the holders of 25% in principal amount of the outstanding Debt Securities of all issues may declare the principal of and accrued interest, if any, on all the outstanding Debt Securities to be due and payable. (Section 502)

     Within 90 days after a default in respect of any issue of Debt Securities, the Trustee must give to the holders of the Debt Securities of that series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the Trustee may withhold the notice if it in good faith determines that it is in the interest of the holders. The term "default" means, for this purpose, the occurrence of any event that is or, upon notice or lapse of time would be, an Event of Default. (Section 602)

     Before the Trustee is required to exercise rights under the Indenture at the request of holders, it is entitled to be indemnified by the holders, subject to its duty, during an Event of Default, to act with the required standard of care. (Article Six)

     A holder of a Debt Security will not be entitled to pursue any remedy under the Indenture except under the following circumstances:

          . the holder has notified the Trustee in writing of an Event of Default,

          . holders of at least 25% of the outstanding principal amount of the Debt Securities in respect of which the Event of Default has occurred have delivered a written request to the Trustee to pursue the remedy,

          . the holder or holders have offered to the Trustee a reasonable indemnity against the costs to be incurred by the Trustee in pursuing the remedy,

          . the Trustee does not pursue the remedy for a period of 60 days, and

          . the holders of a majority of the outstanding principal amount of the Debt Securities in respect of which the Event of Default has occurred have not delivered written directions to the Trustee inconsistent with the initial written request from the holders described above. (Section 507)

     The holders of a majority in principal amount of the outstanding securities of any series (voting as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee in respect of the securities of that series. (Section 512)

     The holders of a majority in principal amount of the outstanding securities of all series affected by a default (voting as a single class) may, on behalf of the holders of all that securities, waive the default except a default in payment of the principal of or premium, if any, or interest on any security. (Section 513) The holders of a majority in principal amount of outstanding securities of all series entitled to the benefits thereof (voting as a single class) may waive compliance with certain covenants under the Indenture. (Section
1010)

     We will furnish to the Trustee, annually, a statement as to the fulfillment by us of our obligations under the Indenture. (Section 1004)

Regarding the Trustee

     JPMorgan Chase Bank is the Trustee under the Indenture. The Indenture is dated as of July 1, 2001. JPMorgan Chase Bank also acts as trustee (or successor trustee) under other Indentures with us under which an aggregate of approximately $4.9 billion in principal amount of indebtedness is issued and outstanding. JPMorgan Chase Bank also is a party to our credit agreement, under which it has committed to lend us up to $425 million, and provides other commercial and investment banking services to us. An affiliate of JPMorgan Chase Bank has engaged, and may in the future engage, in investment banking and/or general financing and banking transactions with us.

     We can remove the Trustee of any series as long as there is no Event of Default and no event that, upon notice or lapse of time or both, would become an Event of Default. The holders of a majority of the principal amount of the series may also remove the Trustee at any time. The Indenture prescribes procedures by which the Trustee will be replaced, in the event of its removal. (Section 610)

                           BOOK-ENTRY DEBT SECURITIES

     The Prospectus Supplement will indicate whether we are issuing the related Debt Securities as book-entry securities. Book-entry securities of a series will be issued in the form of one or more global notes that will be deposited with The Depository Trust Company, New York, New York, and will evidence all of the Debt Securities of that series. This means that we will not issue certificates to each holder. We will issue one or more global securities to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Debt Securities. The participant will then keep a record of its clients who own the Debt Securities. Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global notes will be made only through, records maintained by DTC and its participants. Each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest to exercise any rights of a holder of Debt Securities under the Indenture.

     The laws of some jurisdictions require that certain purchasers of securities such as Debt Securities take physical delivery of the securities in definitive form. These limits and laws may impair your ability to acquire or transfer beneficial interests in the global security.

     We will make payments on each series of book-entry Debt Securities to DTC or its nominee, as the sole registered owner and holder of the global security. Neither Anheuser-Busch, the Trustee nor any of their agents will be responsible or liable for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's records relating to the beneficial ownership interests.

     DTC has advised us that, when it receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC's records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is now the case with securities held for customer accounts registered in "street name") and will be the sole responsibility of the participants.

     A global security representing a series will be exchanged for certificated Debt Securities of that series if (a) DTC notifies us that it is unwilling or unable to continue as Depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor within 90 days or (b) we decide that the global security shall be exchangeable. If that occurs, we will issue Debt Securities of that series in certificated form in exchange for the global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for Debt Securities of the series equal in principal amount to that beneficial interest and to have those Debt Securities registered in its name. We would issue the certificates for the Debt Securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

     DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

                              PLAN OF DISTRIBUTION

     We may sell Debt Securities to or through one or more underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. These firms may also act as our agents in the sale of Debt Securities. Only underwriters named in the Prospectus Supplement will be considered as underwriters of the Debt Securities offered by the Prospectus Supplement.

     We may distribute Debt Securities at different times in one or more transactions. We may sell Debt Securities at fixed prices, which may change, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from us or from purchasers of Debt Securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters. Discounts or commissions they receive and any profit on their resale of Debt Securities may be considered underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriter or agent, and we will describe any compensation, in the Prospectus Supplement.

     We may agree to indemnify underwriters, dealers and agents who participate in the distribution of Debt Securities against certain liabilities, including liabilities under the Securities Act of 1933.

     We may authorize dealers or other persons who act as our agents to solicit offers by certain institutions to purchase Debt Securities from us under contracts which provide for payment and delivery on a future date. We may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If we enter into these agreements concerning any series of Debt Securities, we will indicate that in the Prospectus Supplement.

     In connection with an offering of Debt Securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debt Securities. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in the Debt Securities for their own account. In addition, underwriters may bid for, and purchase, Debt Securities in the open market to cover short positions or to stabilize the price of the Debt Securities. Finally, underwriters may reclaim selling concessions allowed for distributing the Debt Securities in the offering if the underwriters repurchase previously distributed Debt Securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debt Securities above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time.

     Unless otherwise indicated in the Prospectus Supplement, each series of Debt Securities offered will be a new issue of securities and will have no established trading market. The Debt Securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any Debt Securities.

                                  LEGAL OPINION

     Bryan Cave LLP, St. Louis, Missouri, as our counsel, has issued an opinion as to the legality of the Debt Securities.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               RECENT DEVELOPMENTS

Effects from Adoption of Goodwill Accounting Standard

     Effective January 1, 2002, Anheuser-Busch adopted FAS 142, "Goodwill and Other Intangible Assets," and ceased goodwill amortization as of January 1, 2002. The Company has completed the required transitional goodwill impairment analysis for FAS 142 adoption purposes and found no impaired goodwill.

     FAS 142 does not permit restatement of previously issued financial statements. The following table sets forth reported operating results for Anheuser-Busch Companies for the preceding three years, and what net income and earnings per share would have been had FAS 142 been applied in all years shown (with goodwill amortization ceasing on January 1, 1999).


     In Millions, Except Per Share                               2001               2000            1999
                                                               --------------------------------------------
Gross Sales                                                    $14,973.0          $14,534.2       $13,914.5
     Excise Taxes                                               (2,061.5)          (2,034.8)       (2,019.6)
                                                               --------------------------------------------
Net Sales                                                       12,911.5           12,499.4        11,894.9
     Cost of Products and Services                              (7,950.4)          (7,829.9)       (7,445.6)
                                                               --------------------------------------------
Gross Profit                                                     4,961.1            4,669.5         4,449.3
     Marketing, Dist. and Administrative Expenses               (2,255.9)          (2,174.8)       (2,147.0)
     Gain on Sale of SeaWorld Cleveland                             17.8                 --              --
                                                               --------------------------------------------
Operating Income                                                 2,723.0            2,494.7         2,302.3
     Interest Expense                                             (361.2)            (348.2)         (307.8)
     Interest Capitalized                                           26.9               33.3            18.2
     Interest Income                                                 1.1                1.1             4.3
     Other Expense, Net                                            (12.2)              (1.0)           (9.4)
                                                               --------------------------------------------
Income Before Income Taxes                                       2,377.6            2,179.9         2,007.6
     Provision For Income Taxes                                   (913.2)            (828.3)         (762.9)
     Equity Income, Net of Tax                                     240.1              200.0           157.5
                                                               --------------------------------------------
Net Income                                                      $1,704.5           $1,551.6        $1,402.2
                                                               ============================================

-----------------------------------------------------------------------------------------------------------

Reported Net Income                                             $1,704.5           $1,551.6        $1,402.2
      Add Back:  Goodwill Amortization                              35.8               31.8            30.0
                                                               --------------------------------------------
Net Income Excluding Goodwill Amortization                      $1,740.3           $1,583.4        $1,432.2
                                                               ============================================

Reported Basic Earnings Per Share                                  $1.91              $1.71           $1.49
      Add Back: Goodwill Amortization                                .05                .04             .04
                                                               --------------------------------------------
Basic Earnings Per Share Excluding Goodwill
Amortization                                                       $1.96              $1.75           $1.53
                                                               ============================================

Reported Diluted Earnings Per Share                                $1.89              $1.69           $1.47
      Add Back: Goodwill Amortization                                .04                .03             .03
                                                               --------------------------------------------
Diluted Earnings Per Share Excluding Goodwill
Amortization                                                       $1.93              $1.72           $1.50
                                                               ============================================

Weighted Average Shares Outstanding:
      Basic                                                        890.1              906.1           939.0
      Diluted                                                      901.6              919.7           953.7

================================================================================

                                 $200,000,000

                        [LOGO] ANHEUSER BUSCH Companies

                         4.50% Notes Due April 1, 2018

                            -----------------------
                             Prospectus Supplement
                                 March 6, 2003

                            -----------------------

                                  UBS Warburg
                             Salomon Smith Barney
                        Banc of America Securities LLC
                        Banc One Capital Markets, Inc.
                                   JPMorgan
                          SunTrust Robinson Humphrey

================================================================================